As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-85382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULTIMEDIA GAMES HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	74-2611034
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

206 Wild Basin Road South, Building B

Austin, Texas 78746

(512) 334-7500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Juliet A. Lim

Executive Vice President, General Counsel and Secretary

Multimedia Games Holding Company, Inc.

7250 S. Tenaya Way, Suite 100

Las Vegas, NV 89113

(702) 855-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

David P. Lewis

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona  85016

(480) 606-5100

Approximate date of commencement of proposed sale to the public: No longer applicable because the shares are being removed from registration.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Multimedia Games Holding Company, Inc., a Texas corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), registered under the Registration Statement on Form S-3 (File No. 333-85382) initially filed by the Company on April 2, 2002 (the “Registration Statement”) with the Securities and Exchange Commission.

On September 8, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Cash Access Holdings, Inc., a Delaware corporation (“GCA”), and Movie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GCA (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of GCA.

On December 19, 2014, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.  As a result of the Merger, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive $36.50 in cash (the “Merger Consideration”).  In addition:

•                  each outstanding option to purchase Common Stock granted prior to September 8, 2014, whether vested or unvested, was cancelled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such option multiplied by the excess of the Merger Consideration over the exercise price of such option;

•                  each outstanding equity-based award of the Company that was subject to performance-based conditions, whether vested or unvested, was canceled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such performance share award (assuming achievement of the applicable performance-based conditions at the maximum level) multiplied by the Merger Consideration;

•                  each outstanding restricted stock unit award (“RSU”) of the Company granted on or prior to September 8, 2014, whether vested or unvested, was cancelled in exchange for the right to receive the Merger Consideration multiplied by the number of shares of Common Stock subject to such RSU; and

•                  each option to purchase shares of Common Stock granted after September 8, 2014, was converted into a new award covering shares of GCA common stock using a customary exchange ratio of the Merger Consideration to GCA’s stock price on the closing date of the Merger.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

ii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 22, 2014.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Ram V. Chary
Ram V. Chary
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on the date and in the capacities indicated.

Name and Signature		Title	Date

By:	/s/ Ram V. Chary	President and Chief Executive Officer (Principal	December 22, 2014
Ram V. Chary		Executive Officer) and Director

By:	/s/ Randy L. Taylor	Executive Vice President, Chief Financial Officer	December 22, 2014
Randy L. Taylor		(Principal Financial Officer and Principal
Accounting Officer), Treasurer and Director

By:	/s/ Juliet A. Lim	Executive Vice President, General Counsel and	December 22, 2014
Juliet A. Lim		Director